Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	Donna Egan
(602) 682-1584	(602) 682-3152
susannahlivingston@sprouts.com	media@sprouts.com

SPROUTS FARMERS MARKET, INC. REPORTS SECOND QUARTER 2017 RESULTS

PHOENIX, Ariz. – (Globe Newswire) – August 3, 2017 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today reported results for the 13-week second quarter ended July 2, 2017.

Second Quarter Highlights:

•	Net sales of $1.2 billion; a 15% increase from the same period in 2016
•	Comparable store sales growth of 1.4% and two-year comparable store sales growth of 5.5%
•	Net income of $41 million; a 10% increase from the same period in 2016
•	Diluted earnings per share of $0.29; a 16% increase from the same period in 2016
•	Increased full-year sales, comps and EPS guidance for 2017

“Sprouts’ accelerating comp sales and strong top-line growth during this competitive grocery environment demonstrates the power of our brand,” said Amin Maredia, chief executive officer of Sprouts Farmers Market. “Strategic initiatives focused on product innovation, online customer engagement and knowledgeable customer service are driving new store productivity and customer loyalty.”

Second Quarter 2017 Financial Results

Net sales for the second quarter of 2017 were $1.2 billion, a 15% increase compared to the same period in 2016. Net sales growth was driven by strong performance in new stores opened and a 1.4% increase in comparable store sales.

Gross profit for the quarter increased 12% to $342 million, resulting in a gross profit margin of 28.9%, a decrease of 70 basis points compared to the same period in 2016.  This primarily reflects the impact of modest cost inflation coupled with the ongoing competitive environment and higher occupancy costs.

Direct store expense (“DSE”) for the quarter increased 14% to $236 million, or 19.9% of sales, compared to 20.1% in the same period in 2016.  This leverage primarily reflects our strategic focus on labor productivity improvement and operating efficiencies, partially offset by higher benefit costs.

Selling, general and administrative expenses (“SG&A”) for the quarter increased 24% to $38 million, or 3.2% of sales, compared to 3.0% in the same period in 2016. This primarily reflects higher compensation expenses and other corporate costs versus the prior year.

Net income for the quarter was $41 million, a 10% increase compared to net income for the same period in 2016. Diluted earnings per share was $0.29, an increase of $0.04 or 16%, as compared to diluted earnings per share of $0.25 for the same period in 2016. This increase was driven by higher sales, fewer shares outstanding due to our repurchase program and a lower effective tax rate primarily related to the 2017 change in accounting standards for stock-based compensation.

Fiscal Year-to-Date Financial Results

For the 26-week period ended July 2, 2017, net sales were $2.3 billion, a 14% increase compared to the same period in 2016.  Growth was driven by a 1.2% increase in comparable store sales and solid performance in new stores opened.  Net income was $87 million, a 5% increase compared to net income for the same period in 2016. Diluted earnings per share was $0.62, an increase of $0.07 or 13%, compared to diluted earnings per share of $0.55 for the same period in 2016.

Growth and Development

During the second quarter of 2017, we opened 13 new stores: two each in Colorado, Florida, Georgia and Texas and five in California.  Five additional stores have been opened in the third quarter to date, resulting in a total of 279 stores in 15 states as of August 3, 2017.

Leverage and Liquidity

We generated cash from operations of $180 million year-to-date through July 2, 2017 and invested $113 million in capital expenditures net of landlord reimbursement, primarily for new stores. In addition, we repurchased 1.8 million shares of common stock for a total investment of $40 million during the quarter. We ended the quarter with a $310 million balance on our revolving credit facility, $25 million of letters of credit outstanding under the facility, $15 million in cash and cash equivalents, and $210 million available under our current share repurchase authorization.  Subsequent to the end of the quarter and through July 31, 2017, we repurchased an additional 0.7 million shares of common stock for an investment of $16 million. Year-to-date through July 31, 2017, we have repurchased 6.6 million shares of common stock for a total investment of $136 million.

“Our strong cash generation positions Sprouts well to invest in our business for growth and enhance shareholder returns through our ongoing share repurchase program,” said Brad Lukow, chief financial officer of Sprouts Farmers Market.

2017 Outlook

The following provides information on our guidance for 2017:

	Full-Year 2017 Current Guidance	Full-Year 2017 Prior Guidance
Net sales growth	13% to 14%	12.5% to 13.5%
Unit growth	32 new stores	32 new stores
Comparable store sales growth	1.5% to 2.0%	0.5% to 1.5%
Diluted earnings per share	$0.88 to $0.92(1)	$0.87 to $0.91
Capital expenditures	$155M to $165M	$155M to $165M
(net of landlord reimbursements)

(1)

Guidance includes an estimated effective tax rate of 33% for 2017. The lower effective tax rate is due to the 2017 change in accounting standards related to the recognition of excess tax benefits for stock-based compensation and the associated effect of actual and estimated option exercises for the year.

Second Quarter 2017 Conference Call

We will hold a conference call at 7 a.m. Pacific Daylight Time (10 a.m. Eastern Daylight Time) on Thursday, August 3, 2017, during which Sprouts executives will further discuss our second quarter 2017 financial results.

A webcast of the conference call will be available through Sprouts’ investor webpage located at investors.sprouts.com. Participants should register on the website approximately 10 minutes prior to the start of the webcast.

The conference call will be available via the following dial- in numbers:

•	U.S. Participants: 877-398-9481
•	International Participants: Dial +1-408-337-0130
•	Conference ID: 52336771

The audio replay will remain available for 72 hours and can be accessed by dialing 855-859-2056 (toll-free) or 404-537-3406 (international) and entering the confirmation code: 52336771.

Important Information Regarding Outlook

There is no guarantee that Sprouts will achieve its projected financial expectations, which are based on management estimates, currently available information and assumptions that management believes to be reasonable.   These expectations are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that Sprouts Farmers Market or its management "anticipates," "plans," "estimates," "expects," or "believes," or the negative of these terms and other similar expressions) should be considered forward-looking statements, including, without limitation, statements regarding the company’s guidance, outlook and new store openings for 2017. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release.  These risks and uncertainties include, without limitation, risks associated with the company’s ability to successfully compete in its intensely competitive industry; the company’s ability to successfully open new stores; the company’s ability to manage its rapid growth; the company’s ability to maintain or improve its operating margins; the company’s ability to identify and react to trends in consumer preferences; product supply disruptions; general economic conditions; and other factors as set forth from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K.  The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Corporate Profile

Sprouts Farmers Market, Inc. is a healthy grocery store offering fresh, natural and organic foods at great prices. Sprouts offer a complete shopping experience that includes fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, natural body care and household items catering to consumers’ growing interest in health and wellness. Headquartered in Phoenix, Arizona, Sprouts employs more than 27,000 team members and operates more than 275 stores in 15 states from coast to coast. For more information, visit www.sprouts.com or @sproutsfm on Twitter.

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Twenty-six Weeks Ended	Twenty-six Weeks Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Net sales	$1,183,975	$1,031,643	$2,314,620	$2,024,884
Cost of sales, buying and occupancy	841,989	725,841	1,635,348	1,412,569
Gross profit	341,986	305,802	679,272	612,315
Direct store expenses	236,185	207,205	465,334	401,020
Selling, general and administrative expenses	38,189	30,922	70,357	61,818
Store pre-opening costs	4,141	4,213	7,599	8,179
Income from operations	63,471	63,462	135,982	141,298
Interest expense	(5,100)	(3,661)	(9,838)	(7,262)
Other income	131	90	226	191
Income before income taxes	58,502	59,891	126,370	134,227
Income tax provision	(17,534)	(22,682)	(39,115)	(50,811)
Net income	$40,968	$37,209	$87,255	$83,416
Net income per share:
Basic	$0.30	$0.25	$0.64	$0.56
Diluted	$0.29	$0.25	$0.62	$0.55
Weighted average shares outstanding:
Basic	136,796	149,170	136,933	149,931
Diluted	139,493	151,498	139,847	152,322

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	July 2, 2017	January 1, 2017
ASSETS
Current assets:
Cash and cash equivalents	$14,814	$12,465
Accounts receivable, net	19,782	25,228
Inventories	218,404	204,464
Prepaid expenses and other current assets	23,409	21,869
Total current assets	276,409	264,026
Property and equipment, net of accumulated depreciation	681,065	604,660
Intangible assets, net of accumulated amortization	196,906	197,608
Goodwill	368,078	368,078
Other assets	7,751	5,521
Total assets	$1,530,209	$1,439,893
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$181,913	$157,550
Accrued salaries and benefits	34,910	32,859
Other accrued liabilities	50,150	56,376
Current portion of capital and financing lease obligations	14,870	12,370
Total current liabilities	281,843	259,155
Long-term capital and financing lease obligations	124,749	117,366
Long-term debt	310,000	255,000
Other long-term liabilities	123,957	116,200
Deferred income tax liability	37,302	19,263
Total liabilities	877,851	766,984
Commitments and contingencies
Stockholders' equity:
Undesignated preferred stock; $0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized, 136,242,909 shares issued and outstanding, July 2, 2017; 140,256,313 shares issued and outstanding, January 1, 2017	136	140
Additional paid-in capital	609,461	597,269
Retained earnings	42,761	75,500
Total stockholders' equity	652,358	672,909
Total liabilities and stockholders' equity	$1,530,209	$1,439,893

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Twenty-six Weeks Ended	Twenty-six Weeks Ended
	July 2, 2017	July 3, 2016
Cash flows from operating activities
Net income	$87,255	$83,416
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	46,142	38,813
Accretion of asset retirement obligation and closed store reserve	94	176
Amortization of financing fees and debt issuance costs	231	231
Loss on disposal of property and equipment	356	57
Equity-based compensation	6,239	6,325
Deferred income taxes	18,039	13,590
Changes in operating assets and liabilities:
Accounts receivable	4,106	3,015
Inventories	(13,940)	(23,731)
Prepaid expenses and other current assets	(1,549)	3,334
Other assets	(2,450)	(4,961)
Accounts payable	31,234	24,768
Accrued salaries and benefits	2,051	(2,038)
Other accrued liabilities and income taxes payable	(6,238)	(7,395)
Other long-term liabilities	8,313	12,340
Cash flows from operating activities	179,883	147,940
Cash flows from investing activities
Purchases of property and equipment	(117,753)	(85,081)
Proceeds from sale of property and equipment	30	662
Purchase of leasehold interests	—	(491)
Cash flows used in investing activities	(117,723)	(84,910)
Cash flows from financing activities
Proceeds from revolving credit facility	85,000	—
Payments on revolving credit facility	(30,000)	—
Payments on capital and financing lease obligations	(2,068)	(2,130)
Cash from landlord related to financing lease obligations	1,325	—
Repurchase of common stock	(120,000)	(124,265)
Proceeds from exercise of stock options	5,932	2,053
Excess tax benefit for exercise of stock options	—	3,687
Cash flows used in financing activities	(59,811)	(120,655)
(Decrease) / Increase in cash and cash equivalents	2,349	(57,625)
Cash and cash equivalents at beginning of the period	12,465	136,069
Cash and cash equivalents at the end of the period	$14,814	$78,444

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), the company has referenced EBITDA. This measure is not in accordance with, and is not intended as an alternative to, GAAP. The company's management believes that this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses this measure for reviewing the financial results of the company and as a component of incentive compensation. The company defines EBITDA as net income before interest expense, provision for income tax, and depreciation, amortization and accretion.

Non-GAAP measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Because of their limitations, non-GAAP measures should not be considered as a measure of discretionary cash available to use to reinvest in the growth of the company’s business, or as a measure of cash that will be available to meet the company’s obligations. Each non-GAAP measure has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

The following table shows a reconciliation of EBITDA to net income for the thirteen and twenty-six weeks ended July 2, 2017 and July 3, 2016:

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

NON-GAAP MEASURE RECONCILIATION

(UNAUDITED)

(IN THOUSANDS)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Twenty-six Weeks Ended	Twenty-six Weeks Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Net income	$40,968	$37,209	$87,255	$83,416
Income tax provision	17,534	22,682	39,115	50,811
Interest expense, net	5,100	3,661	9,838	7,261
Earnings before interest and taxes (EBIT)	63,602	63,552	136,208	141,488
Depreciation, amortization and accretion	23,595	20,077	46,236	38,989
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$87,197	$83,629	$182,444	$180,477

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Source: Sprouts Farmers Market, Inc.

Phoenix, AZ

8/3/17